FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES RECORD 2005 EARNINGS OF $0.17
PER SHARE ON REVENUES OF $80.8 MILLION
Fort Worth, Texas, March 31, 2006 — Virbac Corporation (PK: VBAC), a leading provider of veterinary products, today announced its earnings for the year and three months ended December 31, 2005. Virbac reported 2005 net income of $3.9 million on revenues of $80.8 million as compared to 2004 net income of $1.5 million on revenues of $77.1 million. Diluted earnings per share were $0.17 for 2005 as compared to diluted earnings per share of $0.06 for 2004.
Virbac reported net income of $0.8 million on revenues of $19.6 million for the three months ended December 31, 2005, as compared to net income of $0.9 million on revenues of $17.9 million in the same year ago period. Diluted earnings per share were $0.04 for both three month periods ended December 31, 2005 and 2004.
“We believe that 2005 has been a pivotal year for Virbac, and we are very pleased with our operating results. Our IVERHART® Plus sales remain strong, and we are seeing double digit revenue growth in our dental product lines in both our Veterinary and Consumer Brand segments. Our dermatology lines continue to grow in both of these segments as well,” said Dr. Erik Martinez, President and Chief Executive Officer. “Our gross profit margins have improved markedly over 2004 as we focus our sales efforts on our high margin products,” continued Dr. Martinez. “We remain committed to the continued growth and investment in our business. During 2006, we have planned for significant increases in research and development and sales and marketing expenditures, which we believe are important to the continued growth of our business.”

As more fully described in Virbac’s 2005 Annual Report on Form 10-K, Virbac’s operating expenses in the first half of 2005 and during 2004 were unusually high as a result of increased legal and accounting fees associated with an internal investigation conducted by the Company’s Audit Committee, the restatement and associated audits of Virbac’s historical financial statements, and the Securities and Exchange Commission investigation. Operating results for 2005 and 2004 include $2.1 million and $4.8 million, respectively, of costs related to these matters. No such costs were incurred in the three months ended December 31, 2005, compared with $0.4 million incurred in the three months ended December 31, 2004. These expenses are non-recurring in nature and declined in the second half of 2005 as the Company has resolved most of the aforementioned matters.
“While incurring significant non-recurring costs since December 31, 2003, we have reduced net borrowings by nearly $12.0 million largely as a result of Virbac’s strong operating performance,” said Jean Nelson, Executive Vice-President and Chief Financial Officer. “We are pleased to have many of the issues that have challenged the Company over the past two years nearly resolved. We have reapplied for relisting with NASDAQ and are hopeful that we are able to complete this process in the near future,” continued Ms. Nelson.
The following represents a brief summary of Virbac’s operating results for the annual period and three months ended December 31, 2005:
For the annual period ended December 31, 2005:
•	Income per diluted share was $0.17 per share compared to $0.06 per share for the year ago period.

•	Revenues were $80.8 million compared to $77.1 million for the year ago period.

•	Gross margins were 48 percent compared to 44 percent for the year ago period.

•	Operating expenses were $31.1 million as compared to $30.3 million in the year ago period.

•	Operating income was up to $7.4 million compared to $3.6 million in the year ago period.
For the three months ended December 31, 2005:
•	Income per diluted share was $0.04 per share in both quarterly periods.

•	Revenues were $19.6 million compared to $17.9 million for the year ago quarter.

•	Gross margins were 47 percent compared to 45 percent for the year ago quarter.

•	Operating expenses were $7.6 million as compared to $6.5 million in the year ago quarter.

•	Operating income was $1.6 million in both quarterly periods.
A complete copy of Virbac’s 2005 Annual Report on Form 10-K is available on the Company’s web site at www.virbaccorp.com and www.sec.gov. when filed.

About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® Plus Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
Forward - Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding the Company’s ability to comply with financial and other covenants required under the Company’s credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	December 31,		Year Ended
	(unaudited)		December 31,
	2005	2004	2005	2004
Revenues	$19,572	$17,916	$80,778	$77,115
Cost of goods sold	10,349	9,808	42,307	43,251

Gross profit	9,223	8,108	38,471	33,864

Operating expenses:
Sales and marketing	3,859	3,068	15,121	13,376
Impairment of intangible assets	8	35	810	80
General and administrative	2,252	2,039	9,543	11,248
Research and development	879	855	3,271	3,275
Warehouse and distribution	594	528	2,355	2,326

Total operating expenses	7,592	6,525	31,100	30,305

Income from operations	1,631	1,583	7,371	3,559

Interest expense	(302)	(401)	(1,474)	(1,550)
Other income	10	—	14	32

Income before income taxes	1,339	1,182	5,911	2,041
Provision for income taxes	(510)	(310)	(2,038)	(570)

Net income	$829	$872	$3,873	$1,471

Basic income per share	$0.04	$0.04	$0.17	$0.07

Diluted income per share	$0.04	$0.04	$0.17	$0.06

Basic shares outstanding	22,412	22,310	22,347	22,291

Diluted shares outstanding	22,717	22,773	22,661	22,763

VIRBAC CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$951	$2,314
Accounts receivable	5,922	6,687
Inventories	11,862	10,942
Prepaid expenses and other current assets	1,693	1,855
Total current assets	20,428	21,798

Property, plant and equipment, net	12,794	12,377
Goodwill, net	4,006	5,006
Intangibles and other assets, net	18,490	20,472

Total assets	$55,718	$59,653

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit and notes payable	$6,015	$13,004
Note payable — Virbac S.A.	2,000	—
Accounts payable	2,973	3,382
Sales related reserves	2,209	2,236
Accrued expenses	5,962	5,863

Total current liabilities	19,159	24,485

Notes payable	7,040	9,003
Unearned product license fees	5,561	6,299
Liability related to contingent consideration	1,738	2,173

Total liabilities	33,498	41,960

Shareholders’ equity	22,220	17,693

Total liabilities and shareholders’ equity	$55,718	$59,653

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